SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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AMERICAN RETIREMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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AMERICAN RETIREMENT CORPORATION
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2002

As a shareholder of American Retirement Corporation, you are hereby given notice of and invited to attend in person or by proxy the annual meeting of shareholders of the Company to be held at American Retirement Corporation’s corporate offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee, on Thursday, May 30, 2002, at 11:00 a.m., central time, for the following purposes:

1.	to elect three Class II directors to serve for a term of three years; and

2.	to transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 22, 2002 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. Whether or not you plan to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

               By Order of the Board of Directors,

/s/ George T. Hicks

George T. Hicks
Secretary

Brentwood, Tennessee
April 29, 2002

PROXY STATEMENT
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
PROPOSALS OF SHAREHOLDERS
INDEPENDENT AUDITORS
PROXY SOLICITATION COSTS
FINANCIAL STATEMENTS AVAILABLE
DELIVERY OF SHAREHOLDER DOCUMENTS

AMERICAN RETIREMENT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2002

This proxy statement contains information related to the annual meeting of shareholders of American Retirement Corporation (the “Company”) to be held at the date, time, and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 29, 2002.

At the annual meeting, shareholders will elect three Class II directors. Shareholders of record on the record date, April 22, 2002, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the annual meeting. As of the record date, 17,276,520 shares of the Company’s common stock were outstanding. Proxies received but marked as abstentions will be counted as present for purposes of determining a quorum on all matters. Broker non-votes will also be counted as present for purposes of determining a quorum on all matters presently known to be brought to a vote at the annual meeting. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter.

Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the Company’s board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the Company in writing, or by duly executing a proxy bearing a later date. Shareholders whose shares of common stock are held in street name who wish to attend the meeting and vote in person will need to obtain a proxy form from the institution that holds their shares.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of common stock represented and entitled to vote at the annual meeting, and abstentions and “non-votes” will have no effect on the outcome of the vote.

The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter, properly presented consistent with the Company’s by-laws, does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the board of directors or, if no recommendation is given, in their best judgment.

ELECTION OF DIRECTORS

The board of directors of the Company is divided into three classes, each class to be as nearly equal in number as possible. The current board of directors is comprised of eight members. At each annual meeting of shareholders, directors comprising one class are elected for a three-year term. The terms of the three Class II directors will expire at the annual meeting. The board of directors has nominated Frank M. Bumstead, Clarence Edmonds and Nadine C. Smith, all of whom are currently serving as directors of the Company, to be reelected to serve until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualified. The terms of the Class I and Class III directors will expire at the annual meeting in 2004 and 2003, respectively.

Each of the nominees has consented to serve, if elected. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy may vote for such other person or persons as may be designated by the board of directors. Certain information with respect to the nominees for election as Class II directors and with respect to the Class III and Class I directors (who are not being elected at the annual meeting) is set forth below.

The board of directors recommends that the shareholders vote “FOR” all of the director nominees.

Name	Age	Principal Occupation/Directorships	Director Since

Director Nominees

Class II Directors (Terms Expire 2005)
Frank M. Bumstead	60	Since 1989, Mr. Bumstead has been president and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters, and producers in the music industry. From 1993 to December 1998, Mr. Bumstead also served as the chairman and chief executive officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is vice chairman and a director of Response Oncology, Inc., a physician practice management company specializing in oncology, and a director of TBA Entertainment, Inc., an entertainment marketing and artist management company. He is also a director of Syntroleum Corporation, a natural gas processor and real estate company.	1997

Clarence Edmonds	68	Mr. Edmonds has served as a director of the Company since its inception and as a director of various of the Company’s predecessors since 1987. Until his retirement in 2001, Mr. Edmonds served in various capacities, including vice president and treasurer, of Massey Company, an investment services firm. Mr. Edmonds serves as president and a co-trustee of the Jack C. Massey Foundation. Mr. Edmonds is a certified public accountant.	1997

Nadine C. Smith	44	Ms. Smith is a private investor and business consultant. From August 2000 to December 2001, Ms. Smith served as president and a member of the board of managers of Final Arrangements, LLC, and chief executive officer of Arrange OnLine.com. Final Arrangements, LLC develops application software and provides internet services to the death services industry and local municipalities. From April 2000 to August 2000, Ms. Smith was the president of Aegis Asset Management, Inc. Prior to April 2000, Ms. Smith served as president and chief executive officer of Enidan Capital Corp., an investment company that made equity investments in public and privately held companies. Previously, Ms. Smith was an investment banker and principal with NC Smith & Co. and The First Boston Corporation, and a management consultant with McKinsey & Co. Ms. Smith is also a director of Patterson-UTI Energy Corp.	1997

Continuing Directors

Class III Directors
(Terms Expire 2003)

W. E. Sheriff	59	Mr. Sheriff has served as chairman and chief executive officer of the Company and its predecessors since April 1984. Mr. Sheriff serves on the boards of several privately-held companies and various educational and charitable organizations.	1997

John A. Morris, Jr., M.D.	55	Dr. Morris has served in varying capacities of the medical profession since 1977 and is currently a Professor of Surgery and the Director of the Division of Trauma and Surgical Critical Care at the Vanderbilt University School of Medicine, the Medical Director of the Life Flight Air Ambulance Program at Vanderbilt University Hospital, and an Associate in the Department of Health Policy and Management at Johns Hopkins University.	1997

Class I Directors (Terms Expire 2004)

Christopher J. Coates	51	Mr. Coates has served as president and chief operating officer of the Company and its predecessors since January 1993. From 1988 to 1993, Mr. Coates served as chief executive officer of National Retirement Company, a senior living management company acquired by a subsidiary of the Company’s predecessor in 1992. From 1985 to 1988, Mr. Coates was senior director of the Retirement Housing Division of Radice Corporation, following its purchase in 1985 of National Retirement Consultants, a company formed by Mr. Coates in 1981. Mr. Coates currently serves as Chairman of ALFA.	1998

Daniel K. O’Connell	73	Mr. O’Connell has served as a director of the Company since its inception and as a director of various of the Company’s predecessors since 1985. Until his retirement in 1991, Mr. O’Connell worked for Ryder System, Inc. for 27 years in various capacities, including legal counsel and chief financial officer.	1997

Lawrence J. Stuesser	60	Since June 1999, Mr. Stuesser has been a private investor. From June 1996 to May 1999, Mr. Stuesser served as the president and chief executive officer and a director of Computer People, Inc., an information technology professional services and staffing company that was a subsidiary of Delphi Group plc, of which Mr. Stuesser also served as a director. From July 1993 to May 1996, Mr. Stuesser was a private investor and independent business consultant. From January 1991 to July 1993, Mr. Stuesser was chairman and chief executive officer of Kimberly Quality Care, Inc., a home health care services company. Mr. Stuesser is also a director of IntegraMed America, Inc., a company providing products and services in the infertility industry, and is a director of a number of private companies. Early in his career, Mr. Stuesser qualified as a certified public accountant and served as an audit manager with Alexander Grant & Company, an accounting firm.	1997

The board of directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. The board of directors met eight times during 2001. Each director attended at least 75% of the total number of meetings of the board of directors and the committees on which he or she served.

The board of directors has standing audit and compensation committees. In addition, during 2001 the board of directors formed a special committee of independent directors. The membership and functions of the committees are as follows:

Audit Committee — This committee makes recommendations to the board of directors with respect to the Company’s financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company’s independent auditors quarterly to review financial results and to discuss, among other things, the scope of audits and reports, reviews the performance of the overall accounting and financial controls of the Company, and oversees the corporate compliance activities of the Company. The current members of the audit committee are Messrs. Edmonds and Stuesser and Ms. Smith. The audit committee met four times during 2001.

Compensation Committee — This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the Company’s stock incentive, stock purchase, 401(k), and other executive compensation plans. The current members of the compensation committee are Messrs. O’Connell and Stuesser. The compensation committee met five times during 2001.

Special Committee — During 2001, the Company’s board of directors formed a special committee of independent directors to consider certain elements of the Company’s refinancing efforts. The current members of the special committee are Messrs. Bumstead, O’Connell and Stuesser and Ms. Smith. The special committee met 21 times during 2001.

Compensation of Directors

Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Non-employee directors are entitled to an annual retainer of $12,000 payable, in arrears, on the date of each annual meeting of shareholders. Non-employee directors are also entitled to a fee of $500 for each board meeting attended and $250 for each committee meeting attended that is not on the same day as a meeting of the board of directors. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings.

In addition, non-employee directors receive options to purchase shares of common stock pursuant to the Company’s 1997 Stock Incentive Plan. Options to purchase 9,000 shares of common stock were automatically granted to each person serving as a non-employee director of the Company on the date of the Company’s initial public offering. Options granted to non-employee directors on the date of the Company’s initial public offering vested over a three year period. On the date of each annual meeting of the shareholders of the Company beginning with the 2000 annual meeting, each non-employee director who will continue as a director following such meeting automatically receives an option to purchase 3,000 shares of common stock. Such options vest with respect to all 3,000 shares on the date of the next annual meeting of shareholders. All options automatically granted to a non-employee director enable the optionee to purchase shares of common stock at the fair market value of the common stock on the date of grant. The terms of such options are ten years from the date of grant. The exercise price may be paid in cash, shares of common stock previously owned by the director, or a combination thereof. The board of directors has the discretion to reduce, but not increase, the number of shares awardable to non-employee directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock beneficially owned by each current director (including the three nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page six hereof, the directors and executive officers as a group, and each shareholder known to management of the Company to own beneficially more than five percent of the outstanding common stock. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.

	Amount and Nature of			Percent of
Name of Beneficial Owner	Beneficial Ownership (1)(2)			Class %

W.E. Sheriff	872,050	(3)		5.0%
Christopher J. Coates	350,191			2.0%
Gregory B. Richard	22,659			*
H. Todd Kaestner	201,140			1.2%
George T. Hicks	222,080			1.3%
Frank M. Bumstead	30,000			*
Clarence Edmonds	384,239	(4)		2.2%
John A. Morris, Jr., M.D.	373,490	(5)		2.2%
Daniel K. O’Connell	65,000			*
Nadine C. Smith	46,956			*
Lawrence J. Stuesser	65,000			*
George B. Kaiser	1,145,008	(6	)(7)	6.6%
Dimensional Fund Advisors Inc.	1,296,100	(6	)(8)	7.5%
DMAR Limited Partnership	1,372,037	(6	)(9)	7.9%
LB/HRC Bond Investors Group	1,407,767	(6	)(10)	7.7%
Southern Fiduciary Group, Inc.	1,715,500	(6	)(11)	9.9%
All directors and executive officers as a group (15 persons)	2,956,236			16.4%

*	Less than one percent.
(1)	Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that certain persons presently have the right to acquire pursuant to the conversion provisions of the Company’s 53/4% Convertible Subordinated Debentures Due 2002 (“conversion shares”) are deemed outstanding for the purpose of computing such person’s percentage ownership, but not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director’s or executive officer’s beneficial ownership and the beneficial ownership of all directors and executive officers as a group.
(2)	Includes the following shares of common stock issuable upon the exercise of options granted pursuant to the Company’s 1997 Stock Incentive Plan that the following persons are entitled to exercise within 60 days of the date hereof: Mr. Sheriff, 180,833; Mr. Coates, 103,333; Mr. Richard, 20,000; Messrs. Kaestner and Hicks, 60,083; Ms. Smith, Dr. Morris, and Messrs. Bumstead, Edmonds, O’Connell, and Stuesser, 15,000; and directors and executive officers as a group (15 persons), 694,790.
(3)	Includes 335,519 shares, including 4,166 conversion shares, beneficially owned by a family partnership in which Mr. Sheriff is a general partner and 4,000 shares beneficially owned by Mr. Sheriff’s wife.
(4)	Includes 4,166 conversion shares owned by Mr. Edmonds, 335,888 shares owned by The Jack C. Massey Foundation, of which Mr. Edmonds serves as president and as a co-trustee, 5,000 shares beneficially owned by a trust of which Mr. Edmonds and his wife serve as co-trustees and lifetime beneficiaries, and 24,185 shares, including 4,166 conversion shares, beneficially owned by Mr. Edmonds’ wife. Mr. Edmonds disclaims beneficial ownership of his wife’s shares.
(5)	All shares are beneficially owned by partnerships owned and controlled by Dr. Morris, his brother, and other members of Dr. Morris’s family.
(6)	Based solely upon information set forth in a Schedule 13G or Schedule 13D filed with the Securities and Exchange Commission.
(7)	Address: 6733 South Yale, Tulsa, OK 74136. Includes 1,708 conversion shares.
(8)	Address: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(9)	Address: 315 Losher, Suite 1, Hernando, MS 38632.
(10)	Address: c/o Lehman Brothers Holdings Inc., 399 Park Avenue, New York, NY 10022. LB/HRC Bond Investors Group consists of Lehman Brothers Holdings Inc. and Holiday Retirement Corporation and certain persons affiliated with Lehman Brothers Holdings Inc. and Holiday Retirement Corporation. Such persons disclaim the existence of a group pursuant to Rule 13d-5 promulgated under the Securities Exchange Act of 1934. Includes 920,167 conversion shares.
(11)	Address: 2325 Crestmoor Road, Suite 202, Nashville, TN 37215. The Southern Fiduciary Group, an investment advisor, reported that it has sole voting power with respect to 565,000 shares and sole dispositive power with respect to 1,715,500 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company during 1999, 2000, and 2001 on behalf of the Company’s Chief Executive Officer and the four other most highly-paid executive officers of the Company, (collectively, the “named executive officers”).

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Positions	Fiscal Year	Salary($)	Bonus($)	Options(#)	Compensation($)

W.E. Sheriff,	2001	271,500	30,203	251,250	95,379	(1)(2)
Chairman and Chief	2000	271,500	6,773	—	91,610
Executive Officer	1999	270,000	—	70,000 (3)	93,500

Christopher J. Coates,	2001	202,000	20,771	135,000	5,379	(2)
President and Chief	2000	202,000	5,039	—	—
Operating Officer	1999	200,000	—	95,000 (3)	2,835

Gregory B. Richard,	2001	185,000	22,373	45,000	6,633	(2)
Executive Vice President —	2000	171,355	2,122	30,000	—
Community Operations	1999	—	—	—	—

H. Todd Kaestner,	2001	185,000	21,982	82,125	6,633	(2)
Executive Vice President —	2000	162,000	4,041	—	—
Corporate Development	1999	160,000	—	52,500 (3)	2,268

George T. Hicks,	2001	185,000	21,422	82,125	5,379	(2)
Executive Vice President —	2000	151,500	3,779	—	—
Finance, Chief Financial Officer,	1999	150,000	—	52,500 (3)	2,126
Secretary and Treasurer

(1)	Reflects $48,000 of insurance premiums paid by the Company for insurance policies benefiting Mr. Sheriff.
(2)	Reflects contributions by the Company under the Company’s Section 162 deferred compensation plan.
(3)	Certain of these options were voluntarily surrendered to the Company and cancelled during June 2000. The compensation committee granted new options to the executive officers in January 2001. See “—Report on Replacement of Options.”

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning options granted in 2001 to the named executive officers. None of the named executive officers were granted stock appreciation rights.

	Individual Grants

						Potential Realizable Value at
	Number of					Assumed Annual Rates of
	Securities		Percent of Total			Stock Price Appreciation
	Underlying		Options Granted to	Exercise		For Option Term
	Options		Employees in Fiscal	or Base	Expiration
Name	Granted (#)		Year (%)	Price ($/Sh)	Date	5% ($)	10% ($)

W.E. Sheriff	251,250	(1)	16.2	3.10	1/04/11	489,830	1,241,326

Christopher J. Coates	135,000	(1)	8.7	3.10	1/04/11	263,192	666,981

Gregory B. Richard	45,000	(2)	2.9	3.14	11/06/11	88,863	225,196

H. Todd Kaestner	82,125	(1)	5.3	3.10	1/04/11	160,109	405,747

George T. Hicks	82,125	(1)	5.3	3.10	1/04/11	160,109	405,747

(1)	The option vests and becomes exercisable in three equal installments on the six month, 12 month and 24 month anniversary of the date of grant.
(2)	The option vests and becomes exercisable in three equal, annual installments commencing on the first anniversary of the date of grant.

Fiscal Year-End Option Values

The following table provides information as to the number of unexercised options held by the named executive officers at December 31, 2001. None of the options held by the named executive officers were in-the-money at December 31, 2001. None of the named executive officers exercised options during 2001. None of the named executive officers has held or exercised stock appreciation rights.

	Number of Securities
	Underlying Unexercised
	Options at
	Fiscal Year-End(#)

Name	Exercisable	Unexercisable

W.E. Sheriff	97,083	174,167

Christopher J. Coates	58,033	96,667

Gregory B. Richard	10,000	65,000

H. Todd Kaestner	40,708	61,417

George T. Hicks	40,708	61,417

Report on Replacement of Options

During June 2000, a number of the Company’s employees, including certain of the executive officers, voluntarily cancelled options granted under the Company’s 1997 Stock Incentive Plan. The executive officers voluntarily cancelled options to purchase an aggregate of 976,250 shares of the Company’s common stock. On January 4, 2001, the compensation committee granted options to replace the cancelled options. The compensation committee granted options to purchase a number of shares equal to 75% of the number of shares underlying the cancelled options. No options held by directors were repriced. The following table sets forth certain information concerning the replacement options, which is the only replacement of options held by an executive officer of the Company since the Company’s initial public offering in May 1997.

		Number of	Market Price			Length of Original
		Securities	of Stock at	Exercise Price at		Option Term
		Underlying Options	Time of	Time of Replacement	New Exercise	Remaining at Date
Name	Date(1)	Replaced(#)(2)	Replacement($)	($)	Price($)	of Replacement

W.E. Sheriff	1/04/01	60,000	3.10	14.0000	3.10	6 years 5 months
	1/04/01	225,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	50,000	3.10	16.1250	3.10	8 years 3 months
Christopher J. Coates	1/04/01	45,000	3.10	14.0000	3.10	6 years 5 months
	1/04/01	60,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	50,000	3.10	16.1250	3.10	8 years 3 months
	1/04/01	25,000	3.10	17.6250	3.10	8 years 4 months
H. Todd Kaestner	1/04/01	35,000	3.10	14.0000	3.10	6 years 5 months
	1/04/01	42,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	12,500	3.10	16.1250	3.10	8 years 3 months
	1/04/01	20,000	3.10	17.6250	3.10	8 years 4 months
George T. Hicks	1/04/01	35,000	3.10	14.0000	3.10	6 years 5 months
	1/04/01	42,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	12,500	3.10	16.1250	3.10	8 years 3 months
	1/04/01	20,000	3.10	17.6250	3.10	8 years 4 months
Terry L. Frisby	1/04/01	10,000	3.10	18.8130	3.10	7 years 6 months
	1/04/01	9,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	6,250	3.10	16.1250	3.10	8 years 3 months
	1/04/01	7,500	3.10	17.6250	3.10	8 years 4 months
James T. Money	1/04/01	35,000	3.10	14.0000	3.10	6 years 5 months
	1/04/01	42,000	3.10	16.0625	3.10	7 years 7 months
	1/04/01	12,500	3.10	16.1250	3.10	8 years 3 months
	1/04/01	20,000	3.10	17.6250	3.10	8 years 4 months
Ross C. Roadman	1/04/01	100,000	3.10	15.3800	3.10	8 years 3 months

(1)	The date replacement options were granted.

(2)	The options were replaced by an option to purchase 75% of the number of shares covered by the replaced options.

The compensation committee believes that allowing employees to voluntarily surrender their options for cancellation and granting new options to replace the cancelled options was in the best interests of the Company and its shareholders. In the view of the compensation committee, the decline in the market price of the common stock substantially impaired the effectiveness of the cancelled options as incentives for the Company’s employees. The compensation committee also determined that replacing the options would renew the incentive for employees of the Company to acquire an equity interest in the Company, which the compensation committee believes better aligns the long-term interests of the Company’s employees with those of the shareholders. The compensation committee set the exercise price of the options at $3.10 per share, the closing price of the Company’s stock on the New York Stock Exchange at the time of the grant of the replacement options. The replacement options vest and become exercisable in three equal installments on July 4, 2001, January 4, 2002 and January 4, 2003, and have a ten year term. On April 19, 2002, the closing sale price of the Common Stock on the New York Stock Exchange was $2.86 per share.

DANIEL K. O’CONNELL	LAWRENCE J. STUESSER

Executive Change in Control Severance Benefits Plan

The Company does not have employment agreements with any of its executive officers, including the named executive officers. During 2001, the Company adopted an Executive Change in Control Severance Benefits Plan (the “Plan”) for certain of its officers, including each of the named executive officers. Under the terms of the Plan, those members of the Company’s senior management holding the titles of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Executive Vice President, Senior Vice President or Vice President will be entitled to severance benefits if they are terminated within one year following a change in control of the Company, unless such termination is by the Company for Good Cause or Disability, by the officer because of his death or Retirement, or by the officer for other than Good Reason (as such capitalized terms are defined in the Plan). The Plan may be amended or terminated by the board of directors at any time prior to a change in control.

For those eligible named executive officers who have been employed by the Company for at least two years as of the date of termination, the severance benefits payable upon termination following a change in control shall be calculated as follows:

•	if, immediately prior to the change in control, the eligible officer held the title of Chief Executive Officer or Chairman of the Board, he or she shall be entitled to an amount equal to the sum of eighteen months of such officer’s base salary plus an amount equal to the product of such officer’s monthly base salary multiplied by the number of years (in excess of one) of such officer’s uninterrupted employment with the Company;

•	if, immediately prior to the change in control, the eligible officer held the title of President or Chief Operating Officer, he or she shall be entitled to an amount equal to the sum of fifteen months of such officer’s base salary plus an amount equal to the product of twice such officer’s weekly base salary multiplied by the number of years (in excess of one) of such officer’s uninterrupted employment with the Company; or

•	if, immediately prior to the change in control, the eligible officer held the title of Executive Vice President, he or she shall be entitled to an amount equal to the sum of twelve months of such officer’s base salary plus an amount equal to the product of twice such officer’s weekly base salary multiplied by the number of years (in excess of one) of such officer’s uninterrupted employment with the Company.

For those eligible named executive officers who have been employed by the Company for less than two years as of the date of termination, the severance benefits payable upon termination following a change in control shall be calculated as follows:

•	if, immediately prior to the change in control, the eligible officer held the title of Chief Executive Officer, Chairman of the Board, President, or Chief Operating Officer, he or she shall be entitled to an amount equal to nine months of such officer’s base salary; or

•	if, immediately prior to the change in control, the eligible officer held the title of Executive Vice President, he or she shall be entitled to an amount equal to six months of such officer’s base salary.

For the purpose of computing the severance payments described above, an officer’s base salary is based on the highest base salary paid to such officer during the two years prior to the change in control. The severance benefits are payable in bi-monthly installments in an amount equal to such officer’s base salary on the date of termination until the full amount of severance benefits has been paid.

In addition to the severance payments described above, each eligible officer shall also be entitled to receive the following payments, if applicable: (i) the amount required to reimburse the officer on an after-tax basis for any excise tax payable on account of any payment, distribution or other compensation constituting an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code; and (ii) an amount sufficient to reimburse the officer for the premium paid by such officer for continued coverage for the officer (and covered dependents) under the Company’s healthcare plan pursuant to COBRA (subject to certain limitations and conditions, all as set forth in the Plan).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation paid to the Company’s executive officers is reviewed and approved annually by the compensation committee of the board of directors, which is composed of non-employee directors. In addition to reviewing and approving salary and bonus arrangements for the Company’s executive officers, the compensation committee approves long-term incentive awards for the executive officers and the other key employees of the Company and administers the stock incentive plan, stock purchase plan, 401(k) plan, and other compensation plans maintained by the Company.

Compensation Policies Applicable to Executive Officers

     The objectives of the Company’s executive compensation program are to:

•	attract, motivate, and retain the executives responsible for the success of the Company;
•	reward key executives based upon corporate and individual performance; and
•	provide incentives designed to maximize shareholder value.

The compensation committee reviews the Company’s executive officer compensation program annually to ensure that the compensation paid to the Company’s executive officers is consistent with the Company’s business strategy, corporate culture, and operating performance. The compensation committee also reviews the compensation policies of similar companies in the senior living industry to ensure that the Company’s compensation policies are competitive with other companies in the industry. The three primary components of the Company’s executive officer compensation program are a base salary, the potential for a performance-based annual bonus, and periodic grants of stock options.

Base Salaries. Base salaries for the Company’s executive officers, as well as changes in such salaries, are based upon a number of factors, including:

•	recommendations by the Company’s chief executive officer;
•	annual base salaries of similarly situated executives at companies the committee deems to be comparable to the Company;
•	the nature of the executive officer’s position;
•	the committee’s subjective determination of the executive officer’s contribution to the performance of the Company;
•	the experience of the officer; and
•	the term of the officer’s employment with the Company.

The Company’s chief executive officer reviews all salary recommendations with the compensation committee, which then approves or disapproves such recommendations.

In August 2001, the compensation committee reviewed the base salaries for the Company’s executive officers. Based upon a review of the base compensation payable to executive officers of comparable companies and discussions with the Company’s chief executive officer, the committee determined that the base compensation levels for the Company’s executive officers were competitive with the average base compensation levels of executive officers with similar responsibilities at comparable companies. Therefore none of the executive officers received substantial increases in base salary for 2002.

Annual Bonuses. The Company accrued approximately $189,900 related to annual bonuses to be paid to the executive officers of the Company for fiscal 2001. Bonuses for 2001 provided for the payment of approximately $164,900 of bonuses based upon certain 2001 earning targets and approximately $25,000 accrued on behalf of an executive officer upon his promotion by the Company. The compensation committee has approved an officers’ compensation plan for 2002 that provides for the payment of bonuses based upon the attainment of certain 2002 earnings targets.

Stock Options. In order to align the long-term interests of the executive officers with those of shareholders, the compensation committee from time to time awards stock options to the Company’s executive officers. The terms of these options, including the sizes of the grants, are determined by the compensation committee based upon the recommendations of the Company’s chief executive officer and the committee’s subjective discretion. Awards of stock options to executive officers have been historically at then-current market prices and with periodic vesting over three years. In June 2000, certain of the Company’s executive officers voluntarily cancelled options granted under the Company’s 1997 Stock Incentive Plan. The exercise price of these options was well in excess of the market price of the Company’s common stock. In 2001, the compensation committee granted options to purchase an aggregate of 832,625 shares of common stock to executive officers employed by the Company, including options to purchase 732,188 shares of common stock granted to replace the cancelled options.

Section 162 Deferred Compensation Plan. In addition, the Company maintains a non-qualified deferred compensation plan that allows executive officers who are deemed “highly compensated” under Internal Revenue Service guidelines to make after-tax contributions to an investment account established in such executive officer’s name. The Company makes additional contributions at the discretion of the committee. For 2001, the Company made $42,000 of contributions to the deferred compensation plan.

Chief Executive Officer Compensation

In establishing the compensation of W.E. Sheriff, the Company’s chief executive officer, the compensation committee utilized the same compensation policies applicable to executive officers in general. During 2001, Mr. Sheriff received a bonus for fiscal year 2001 of $30,203. Mr. Sheriff did not receive an increase in his base salary.

Limitations on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s chief executive officer and any of the four other most highly compensated officers. The $1.0 million limitation applies to all types of compensation, including restricted stock awards and amounts realized on the exercise of stock options and stock appreciation rights, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the code and related regulations. The Company currently anticipates that the compensation of its executive officers will be deductible under Section 162(m) because executive officer compensation is presently below the $1.0 million limit. In the event compensation paid to the Company’s chief executive officer or any of the four other most highly compensated executive officers exceeds the $1.0 million limit, the Company will attempt to structure such compensation in a manner that will comply with the limits of Section 162(m).

          DANIEL K. O’CONNELL                                          LAWRENCE J. STUESSER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the compensation committee are Mr. O’Connell and Mr. Stuesser. H. Lee Barfield II, a former director of the Company, served as a member of the compensation committee from May 2000 to February 2001. Mr. Barfield is a member in the law firm of Bass, Berry & Sims PLC, the Company’s outside general counsel.

AUDIT COMMITTEE REPORT

The audit committee of the board is responsible for providing independent, objective oversight of the Company’s accounting function and internal controls. The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the New York Stock Exchange. The audit committee operates under a written charter adopted by the Board of Directors, a copy of which is included as Appendix A to this proxy statement. The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for internal controls and the financial reporting process. The Company’s independent auditors are responsible for performing an independent audit on whether the Company’s consolidated financial statements are in accordance with accounting principles generally accepted in the United States of America and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited December 31, 2001 consolidated financial statements. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management. The audit committee has considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

CLARENCE EDMONDS                                        NADINE C. SMITH                                        LAWRENCE J. STUESSER

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN TRANSACTIONS

Management Agreements

During the late 1990s, the Company entered into a number of agreements with special purpose entities (SPEs) for the development and management of certain free-standing assisted living communities, including certain communities owned by affiliates of John Morris, a director of the Company. Under the terms of these agreements, the SPE’s leased the assisted living communities from third-party lessors, which were primarily subsidiaries of financial institutions and REITs. The Company entered into agreements to manage the communities for the SPEs. The agreements provided for the payment of management fees to the Company based on a percentage of each communities’ gross revenues, and required the SPEs to fund all costs associated with the operations of the communities up to certain specified limits. The Company was responsible for paying operating costs that exceed the SPE funding limits. During 2001, the Company recognized $275,000 of management fees pursuant to the agreements from six communities owned by affiliates of John Morris. During 2001, the Company acquired the leasehold interests in these six communities for $8.4 million. During 2001, the maximum amount due to the Company from these affiliates as a result of the Company’s payment of operating costs in excess of SPE funding limits was $3.1 million, which has been repaid as of December 31, 2001.

Freedom Plaza Care Center (“FPCC”)

W.E. Sheriff, the Company’s Chairman and Chief Executive Officer, owns 50% of Maybrook Realty, Inc., which owns a 128-bed nursing center, Freedom Plaza Care Center (FPCC), in Peoria, Arizona. From October 1999 until June 2001, the Company managed FPCC pursuant to a management agreement for the Company’s Freedom Plaza retirement community in Peoria, Arizona. The Company also served as the developer of an expansion of FPCC, which was completed in July 2001. Pursuant to the terms of its development agreement with Maybrook, the Company received a development fee of $125,000. The Company recognized $46,875 and $78,125 of the development fee in 2001 and 2000, respectively.

Effective July 1, 2001, the Company entered into a long-term operating lease for FPCC in substitution of the prior management arrangement. The lease term expires in December 2015, and provides the Company one five-year renewal option and an option to acquire FPCC at any time at an agreed upon amount. As part of this transaction, the Company acquired certain assets and liabilities from the previous lessee of the community. The assets acquired exceeded the liabilities assumed by $903,000, which was recorded as deferred lease costs and will be amortized over the life of the lease. The Company anticipates that the terms of the lease will enable the Company to achieve positive net cash flow and net income from FPCC earlier than it would under the previous management arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, officers, and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during 2001 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements.

PERFORMANCE GRAPH

The following graph compares the cumulative returns of $100 invested on May 30, 1997, the date of the Company’s initial public offering, in (a) the Company; (b) the Standard and Poor’s 500 Stock Index; and (c) a self-constructed peer group, as described below, assuming reinvestment of all dividends.

The Company’s self-constructed peer group is composed of the following senior living companies: Alterra Healthcare Corporation, Balanced Care Corporation, Capital Senior Living Corporation, Emeritus Corporation, Greenbrier Corporation, Regent Assisted Living, Inc., Sunrise Assisted Living, Inc., and ARV Assisted Living, Inc.

Assisted Living Concepts, Inc., which is included in the peer group until 2001, filed for bankruptcy in October 2001. Brookdale Living Communities, Inc., which is included in the peer group until 2000, was acquired by a private Company in September 2000. CareMatrix Corporation, which is included in the peer group until 2000, filed for bankruptcy in November 2000. These companies have been removed from the 2001 and 2000 peer group. During 2000, the Company added Assisted Living Concepts, Inc., Balanced Care Corporation, and Capital Senior Living Corporation to the Company’s peer group. The prior period returns have been restated to include these three companies in all measurement periods.

PROPOSALS OF SHAREHOLDERS

A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s annual meeting of shareholders in 2003 and received at the Company’s executive offices no later than December 30, 2002 will be included in the Company’s proxy statement and form of proxy relating to such annual meeting.

In addition, the Company’s bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than December 30, 2002 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 30, 2002 proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

INDEPENDENT AUDITORS

KPMG LLP, which has been the Company’s independent auditors since its organization, has been selected as the independent auditors of the Company for the 2002 fiscal year. The Company has been informed that representatives of KPMG LLP plan to attend the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by the shareholders.

Fees Billed to the Company by KPMG LLP During 2001

Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s consolidated annual financial statements for the year ended December 31, 2001 and the limited reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2001 were $543,500.

Financial Information Systems Design and Implementation Fees. KPMG LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2001.

All Other Fees. The aggregate fees billed for all other services rendered to the Company by KPMG LLP in 2001 totaled $603,000, of which approximately $535,300 related to tax related services.

The audit committee of the board of directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

PROXY SOLICITATION COSTS

The enclosed form of proxy is solicited on behalf of the board of directors of the Company. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the Company’s regular officers or employees personally or by telephone or telecopy. The Company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s 2001 Annual Report containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to George T. Hicks, Secretary, American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows the Company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family, unless the Company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the Company’s expenses. The rule applies to the Company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

If your shares are registered in your own name and you would like to receive your own set of the Company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the Company’s annual disclosure documents, please contact the Company’s corporate secretary by calling 615-221-2250 or writing to the company at American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

APPENDIX A

CHARTER
OF
AUDIT COMMITTEE
OF
AMERICAN RETIREMENT CORPORATION

     The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring on a periodic basis the processes used by the Company to produce financial statements, the Company’s systems of internal accounting and financial controls, and the independence and experience of the Company’s outside auditors.

     In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

     The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the independence and experience and other applicable requirements of the New York Stock Exchange.

     Accordingly, as determined by the Board and in accordance with the rules of the New York Stock Exchange, all of the members will be directors:

     1.   Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2.   Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

     The Committee’s monitoring responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to resolve disagreements, if any, between management and the outside auditors or to ensure compliance with laws and regulations or the Company’s Code of Conduct.

     The following functions shall be the common recurring activities of the Committee in carrying out its monitoring responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

•	The Committee shall review and discuss with management and the outside auditors the annual audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and the selection, application and disclosure of critical accounting policies used in such financial statements. The Committee shall also review and consider with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented, as well as matters affecting the quality of the Company’s financial reporting and the fairness of the presentation in the financial statements of the financial condition and financial risks of the Company. Additionally, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	As a whole, or through the Committee chair, the Committee shall review and discuss with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with Securities and Exchange Commission on Form 10-Q and the matters required to be discussed by SAS No. 61 and No. 90, as may be modified or supplemented. This review will occur prior to the public release of such quarterly financial results and prior to the Company’s filing of the Form 10-Q.

•	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls that could significantly affect the Company’s financial statements.

•	The Committee shall:

•	request from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors, consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented;

•	discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors’ independence;

•	consider whether to establish policies and procedures for the engagement of the outside auditor to provide non-audit services and whether the provision of the non-audit services by the outside auditors is compatible with maintaining the outside auditors’ independence; and

•	if determined appropriate by the Committee, recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

•	The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditors, and the outside auditors are ultimately accountable to the Board and the Committee.

•	The Committee shall, at least annually, meet with the Senior Officer with oversight of the Company’s ethics, compliance and corporate responsibility programs for a report on the Company’s ethics and compliance programs, including a review of any related party transactions and any issues that may affect in any material way the financial reporting process, financial risks of the Company and internal control systems of the Company.

PROXY	AMERICAN RETIREMENT CORPORATION	PROXY

      This proxy is solicited by the Board of directors for the Annual Meeting of Shareholders of American Retirement Corporation (the “Company”) to be held on May 30, 2002.

      The undersigned hereby appoints W.E. Sheriff and George T. Hicks, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of the company to be held at the Company’s corporate offices, 111 Westwood Place, Suite 200, Brentwood, Tennessee, on Thursday, May 30, 2002 at 11:00 a.m., central time, and any adjournments thereof.

      Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the election of all nominees.

(Please date and sign this proxy on the reverse side.)

☒	Please mark your votes as indicated in this example

Please Detach and Mail in the Envelope Provided

	FOR	WITHHOLD
1. Election of Directors:	☐	☐	Nominees: Frank M. Bumstead Clarence Edmonds Nadine C. Smith	2. In their discretion on any other matter that may properly come before said meeting or any adjournments thereof.
FOR ALL, except Nominee(s) written below:				PLEASE SIGN BELOW AND RETURN PROMPTLY
☐

Signature(s)	Dated: _______________, 2002

NOTE:	PLEASE SIGN ABOVE AND RETURN PROMPTLY. Please sign exactly as your name appears hereon. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.